Exhibit 99.1

For Immediate Release:                            January 25, 2021

Home BancShares Names Larry W. Ross to Board of Directors

Conway, AR – Home BancShares, Inc. (NASDAQ GS:  HOMB) (“Home” or “the Company”), and its wholly-owned subsidiary, Centennial Bank (“Centennial”), today announced that Larry W. Ross has been appointed to the Home BancShares Board of Directors, filling their last open seat.

“Larry W. Ross is very well respected in the community and possesses a long history with Centennial Bank,” said John W. Allison, Chairman of Home BancShares. “I look forward to his contribution to the Home BancShares Board,” added Allison.

“I am honored to be asked by Chairman John Allison and the esteemed Directors of Home BancShares to join their board,” said Larry W. Ross. “Over the years, I have witnessed first-hand the growth and excellent customer service of Centennial Bank as a customer, shareholder and fifteen-year member of the Little Rock Region Advisory Board of Directors,” added Ross. “HOMB and Centennial Bank have proven that community banking is an intricate part of a community’s growth and quality of life. They are very passionate about providing continued record performance and excellent customer service to all stakeholders in the community. I look forward to serving with this amazing team of people,” continued Ross.

Ross is a retired executive from AT&T/Southwestern Bell with more than 30 years of service. He is also a retired Presiding Elder with the Christian Methodist Church and is President of Ross Consulting Service. Ross has been a member of the Centennial Bank Little Rock Region Advisory Board of Directors since 2005. He is also a member of the Pulaski County Bridge and Facilities Board; Arkansas PBS Foundation; and the North Little Rock Rotary Club, where he served as Past President and received the distinction of International Paul Harris Fellow. Mr. Ross is also the former Chair of the Arkansas Independent Citizens Commission, Arkansas State Board of Pharmacy, Arkansas Educational Television Network Commission (AETN) and the State of Arkansas Ethics Commission. Mr. Ross and his wife Lillian have three adult children and live in Sherwood, Arkansas.

General

This release may contain forward-looking statements regarding the Company’s plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements. These factors include, but are not limited to, the following:  economic conditions, credit quality, interest rates, loan demand, real estate values and unemployment; disruptions, uncertainties and related effects on our business and operations as a result of the ongoing coronavirus (COVID-19) pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the impact on, among other things, credit quality and liquidity; the ability to identify, complete and successfully integrate new acquisitions; legislative and regulatory changes and risks and expenses associated with current and future legislation and regulations, including those in response to the COVID-19 pandemic; technological changes and cybersecurity risks; the effects of changes in accounting policies and practices, including from the adoption of the current expected credit loss (CECL) model on January 1, 2020; changes in governmental monetary and fiscal policies; political instability; competition from other financial institutions; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; changes in the assumptions used in making the forward-looking statements; and other factors described in reports we file with the Securities and Exchange Commission (the “SEC”), including those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 5, 2020.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Its wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and New York City. The Company’s common stock is traded through the NASDAQ Global Select Market under the symbol “HOMB.”

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FOR MORE INFORMATION CONTACT:

Donna Townsell

Director of Investor Relations

Home BancShares, Inc.

(501) 328-4625